Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157392

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 19, 2009)

Whirlpool Corporation

$750,000,000 Notes

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The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured debt and will rank senior in right of payment to all of our existing and future subordinated debt.

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We may offer to sell the notes from time to time. The specific terms of the notes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest in the notes.

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We may offer the notes to or through agents for resale. The amount we expect to receive if all of the notes are sold to or through the agents is from $743,400,000 to $749,250,000, after paying agent discounts and commissions of between $750,000 and $6,600,000. Discounts and commissions payable in connection with sales of notes to or through agents will be set forth in the applicable pricing supplement. We also may offer the notes directly. We have not set a date for termination of our offering.

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The agents who offer the notes for resale may, from time to time, purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely cease market-making activities at any time. Unless otherwise specified in the applicable pricing supplement, we do not intend to list the notes on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves certain risks, including those described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed on the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 2, 2011

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About this Prospectus Supplement

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in the accompanying prospectus. You should also read the applicable pricing supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information contained in the applicable pricing supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the applicable pricing supplement is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to in this prospectus supplement will be made available to prospective investors at no cost upon request to us.

Persons participating in the offering made by this prospectus supplement and the accompanying prospectus, the applicable pricing supplement and/or other offering material may engage in transactions that stabilize, maintain or otherwise affect the price of the offered notes in connection with the offering, including over-allotment, stabilizing and short-covering transactions in the notes and the imposition of a penalty bid. These actions, if commenced, may be discontinued at any time.

Unless the context requires otherwise, the terms “Whirlpool,” “we,” “our,” and “us” refer to Whirlpool Corporation, including its subsidiaries.

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Summary

This section summarizes the legal and financial terms of the notes that are described in more detail in “Description of Notes.” Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. The terms in that pricing supplement may vary from and supersede the terms contained in this summary and in “Description of Notes.” In addition, you should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and in the applicable pricing supplement.

Issuer	Whirlpool Corporation

Title of Notes	$750,000,000 Notes

Amount	We may issue up to $750,000,000 of notes under this prospectus supplement. Additional notes may be issued in the future without the consent of note holders. The notes will not contain any limitations on our ability to issue additional indebtedness in the form of these notes or otherwise.

Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 (unless otherwise stated in the applicable pricing supplement).

Ranking	The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured debt and will rank senior in right of payment to all of our existing and future subordinated debt. See “Description of Notes” in this prospectus supplement.

Maturities	Each note will mature nine months or more from its date of original issuance. Specific maturity dates will be set forth in the pricing supplements.

Interest	Other than with respect to zero coupon notes, each note will bear interest from its date of original issuance at a fixed or floating rate that may be determined by reference to one or more base interest rates or one or more indices, which in turn may be adjusted by a spread and/or a spread multiplier and which may be subject to a maximum interest rate and/or a minimum interest rate, in each case, as specified in the applicable pricing supplement. The base rates include:

• LIBOR;

• the prime rate;

• the treasury rate;

• the federal funds rate; and

• any other domestic or foreign interest rate we may describe in the applicable note and the applicable pricing supplement.

Any indexed notes may bear interest that is determined by reference to one or more commodities, securities, interest rates or any other financial, economic or other measures or instruments or indices or baskets of any of these items as may be described in the applicable note and the applicable pricing supplement.

Interest on each note will be payable monthly, quarterly, semi-annually or annually (as specified in the applicable note and the applicable pricing supplement) on each interest payment date and on the stated maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to its stated maturity in accordance with its terms.

Principal	The principal amount of each note will be payable on its stated maturity date or upon earlier redemption or repayment at the corporate trust office of the paying agent or at any other place we may designate.

Redemption and Repayment	Unless otherwise stated in the applicable pricing supplement, a note will not be redeemable at our option or be repayable at the option of the holder prior to its stated maturity date. The notes will not be subject to any sinking fund.

Mandatory Offer to Repurchase	If indicated in the notes, if a Change of Control Repurchase Event occurs, we will be required to make an offer to each holder of notes to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest thereon to the date of repurchase. See “Description of Notes—Repurchase Upon a Change of Control.”

Form	The notes are being issued in fully registered form and will be represented by one or more master notes or one or more global notes deposited with The Depository Trust Company, or DTC, or its nominee and registered in book-entry form in the name of Cede & Co., DTC’s nominee. Beneficial interests in the master notes or global notes will be shown on, and transfers will only be made through, the records maintained by DTC and its participants. See “Description of Notes—Global Notes.”

Risk Factors	For a discussion of factors you should carefully consider before deciding to purchase the notes, see “Risk Factors” in this prospectus supplement and those described in our periodic filings with the Securities and Exchange Commission, or SEC, which are incorporated by reference into this prospectus supplement, including our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC.

Certain Covenants

The indenture contains certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•    create liens; and

•    enter into sale and leaseback transactions.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the notes, see “Description of Notes—Events of Default.”

Additional Issues	We may create and issue additional notes ranking equally with the notes offered herein (other than the payment of interest accruing prior to the issue date of such additional notes or except for the first payment of interest following the issue date of such additional notes). Such notes, if issued, may be consolidated and form a single series with the notes of the corresponding series.

Governing Law	The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Sale and Clearance	We will sell notes in the United States only. Notes will be issued in book-entry only form and will clear through DTC. We do not intend to issue notes in certificated form.

Trustee	The trustee for the notes is U.S. Bank National Association (as successor to Citibank, N.A.), under an indenture dated as of March 20, 2000 (as may be amended, supplemented or amended and restated from time to time).

Selling Group	The agents who will offer the notes are broker-dealers and securities firms. The agents will enter into a selling agent agreement with us prior to any sale of the notes. The agents will agree to market and sell the notes in accordance with the terms of the selling agent agreement and all other applicable laws and regulations.

Risk Factors

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in the documents incorporated by reference into the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision with respect to the notes. You should also note that these risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may have a negative impact on our business operations. The risks described could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment in the notes.

If your notes bear interest at a fixed rate, an increase in market interest rates could result in a decrease in the value of your notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase fixed-rate notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

If your notes bear interest at a floating rate, you will be exposed to risks, including that the interest rate on your notes will decrease, resulting in you receiving less interest income than when the floating-rate notes were issued.

If your notes bear interest at a floating rate, they will be subject to significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest than you may have expected at the time of the notes’ issuance. We have no control over matters such as economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, values of certain interest rates have been volatile, and volatility in those and other interest rates may be expected in the future.

Ratings of each series of notes may not reflect all of the risks of an investment in the notes.

Each series of notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of our notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a potential downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

There may be no public trading market for the notes.

There is no existing market for the notes and we have not applied and do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

If you are able to resell your notes, many factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your notes, the price you receive will depend on many factors that may vary over time, including:

•	the market for similar securities;

•	the level, direction and volatility of market interest rates;

•	outstanding amount of the notes;

•	the redemption and repayment features of the notes to be sold; and

•	the time remaining to maturity of your notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Effective subordination of the notes may reduce amounts available for payment of the notes.

While we are not a holding company, we conduct some of our operations through our subsidiaries. As of December 31, 2010, our subsidiaries had indebtedness of $64 million. Holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes.

In addition, the notes will be unsecured. As of December 31, 2010, we had no significant secured debt outstanding. If in the future, we default on our then-existing secured debt, the holders thereof may cause the trustee to foreclose on the assets securing our debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any of our secured debt outstanding at the time of an event of default also would have priority over unsecured creditors in the event of our liquidation, bankruptcy or similar proceeding. In the event of such a proceeding, the holders of our secured debt, if any, would be entitled to proceed against our pledged collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to any secured debt that we may have now or in the future.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could have a negative impact on holders of the notes.

We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness. The terms of the indenture limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to certain exceptions. See “Description of Notes—Limitations on Liens” and “Description of Notes—Restriction on Sales and Leasebacks.” In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing subordinated indebtedness or common stock or transferring assets to our parent if we were to form a holding company, could have the effect of diminishing our ability to make payments on the notes when due.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Even if we are able to maintain a favorable credit rating, the market value of the notes may decline due to other factors.

The credit ratings assigned to the notes reflect the rating agencies’ opinion of our ability to make payments on the notes when such payments are due. However, the ratings do not take into account fluctuations in the market value of the notes as a result of changes in prevailing interest rates or other factors.

If we redeem notes when prevailing interest rates are lower than the rate borne by the notes, you likely would not be able to reinvest the redemption proceeds in a comparable security at as high an effective interest rate.

If the applicable pricing supplement states that your notes will be redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you likely would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as then-current interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the stated optional redemption date or period approaches.

We may not have the funds to repurchase the notes upon a Change of Control Repurchase Event as may be required by the notes.

If indicated in the notes, upon the occurrence of a Change of Control Repurchase Event (as defined below under “Description of Notes—Certain Definitions”), subject to certain conditions, we will be required to make an offer to each holder of notes to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest thereon to the date of repurchase. The source of funds for that repurchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from those sources will be available at the time a Change of Control Repurchase Event occurs, requiring us to repurchase the notes tendered.

Accordingly, it is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the notes or our other debt securities. It is also possible that restrictions in our credit agreement will not allow such repurchases. See “Description of Notes—Repurchase Upon a Change of Control” for additional information.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Certain statements contained in this prospectus supplement, the accompanying prospectus, the applicable pricing supplement, the information incorporated herein by reference, and other written and oral statements made from time to time by us or on our behalf are based on current projections about operations, industry conditions, financial condition, and liquidity, may not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Words that identify forward-looking statements include words such as “may,” “could,” “will,” “should,” “possible,” “plan,” “predict,” “forecast,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “may impact,” “on track,” and similar words or expressions. Our forward-looking statements generally relate to our growth strategies, financial results, product development, sales efforts and legal contingencies. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

Forward-looking statements in this document or in the information incorporated herein by reference include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from our forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) product liability and product recall costs; (5) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (6) the effects and costs of governmental investigations or related actions by third parties; (7) the ability of Whirlpool to manage foreign currency fluctuations; (8) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) inventory and other asset risk; (11) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (14) Whirlpool’s ability to obtain and protect intellectual property rights; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; and (18) changes in the legal and regulatory environment including environmental and health and safety regulations.

We undertake no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the SEC. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements. Additional information concerning these factors can be found in our periodic filings with the SEC, including our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC.

WHIRLPOOL CORPORATION

Whirlpool is the world’s leading manufacturer of major home appliances with revenues over $18 billion and net earnings available to Whirlpool of $619 million in 2010. We are a leading producer of major home appliances in North America and Latin America and have a significant presence in markets throughout Europe and India. We have received worldwide recognition for accomplishments in a variety of business and social efforts, including leadership, diversity, innovative product design, business ethics, social responsibility and community involvement. We conduct our business through four reportable segments, which we define based on geography. Our reportable segments consist of North America (53% of net sales), Europe (17% of net sales), Latin America (25% of net sales), and Asia (5% of net sales). Our customer base is characterized by large, sophisticated trade customers who have many choices and demand competitive products, services and prices.

We market and distribute major home appliances and portable appliances under a variety of brand names. In North America, we market and distribute products under the Whirlpool, Maytag, KitchenAid, Jenn-Air, Roper, Estate, Admiral, Gladiator, Amana, Inglis, Acros, and Supermatic brand names. In Europe, we market and distribute our major home appliances under the Whirlpool, Maytag, Bauknecht, Ignis, Laden, Polar and Privileg brand names, and major and portable appliances under the KitchenAid brand name. In Latin America, we market major home appliances primarily under the Whirlpool, Maytag, KitchenAid, Brastemp, Consul, and Eslabon de Lujo brand names. In Asia, we market major home appliances primarily under the Whirlpool, Maytag, KitchenAid, Amana, and Jenn-Air brand names. Whirlpool has manufacturing facilities in North America, Europe, Latin America, and Asia.

Our principal executive offices are located at 2000 North M-63, Benton Harbor, Michigan 49022-2692 and our telephone number is (269) 923-5000.

DESCRIPTION OF NOTES

The following description is a summary of the material provisions of the notes and the indenture. It does not restate those instruments and agreements in their entirety. We urge you to read those instruments and agreements because they, and not this description, define your rights as holders of notes. You may obtain a copy of the indenture from us by writing to us at Whirlpool Corporation, 2000 North M-63, Benton Harbor Michigan 49022, Attn: Investor Relations. Unless otherwise specified in a pricing supplement, the notes will have the terms described below. Capitalized terms used but not defined below or under “—Certain Definitions” have the meanings given to them in the indenture relating to the notes.

The notes being offered by this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will be issued under an indenture between us and U.S. Bank National Association (as successor to Citibank, N.A.), as trustee, dated March 20, 2000 (as may be amended, supplemented or amended and restated from time to time). This prospectus supplement refers to U.S. Bank National Association as the “trustee.” The indenture is subject to and governed by the Trust Indenture Act of 1939.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us, and contain no financial or similar restrictions on us subject to certain limited exceptions. See “—Limitations on Liens” and “—Restrictions on Sales and Leasebacks.”

Notes issued in accordance with this prospectus supplement and the accompanying prospectus will have the following general characteristics:

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the notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured debt and will rank senior in right of payment to all of our existing and future subordinated debt;

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the notes will be effectively junior in right of payment to our existing and future secured indebtedness (to the extent of the value of our assets securing that indebtedness), and to the indebtedness of our subsidiaries;

•	the notes may be offered from time to time by us through agents and each note will mature on a day that is at least nine months from its date of original issuance;

•	the notes will not be subject to any sinking fund; and

•	the minimum denomination of the notes will be $1,000 and multiples of $1,000 (unless otherwise stated in the applicable pricing supplement).

In addition, the applicable pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the price, which may be expressed as a percentage of the aggregate initial public offering price of the notes, at which the notes will be issued to the public;

•	the date on which the notes will be issued to the public;

•	the stated maturity date of the notes;

•	whether the notes pay interest at a fixed or a floating rate and the interest rate or interest rate formula pursuant to which interest is to be paid on the notes;

•	the interest payment frequency;

•	the purchase price, the related agent’s discount and net proceeds to us;

•	if the notes may be redeemed at our option or repaid at the option of the holder prior to its stated maturity date, the provisions relating to any such redemption or repayment; and

•	any other significant terms of the notes not inconsistent with the provisions of the indenture.

We may at any time repurchase notes at any price or prices in the open market or otherwise. Notes so repurchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Payment of Principal and Interest

Payment of principal of and interest on beneficial interests in the notes will be made in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (referred to as “DTC”) and its participants as described under “—Registration, Transfer and Payment of Notes” and “—Global Notes.” Payments in respect of any notes in certificated form will be made as described under “—Registration, Transfer and Payment of Notes.”

Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at the note’s stated maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest due at a note’s stated maturity or on a date of redemption or repayment will be payable to the person to whom principal is payable.

Interest and Interest Rates

Fixed-Rate Notes

Each fixed-rate note will begin to accrue interest on its issue date until its stated maturity date or earlier redemption or repayment. The applicable pricing supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the fixed-rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Floating-Rate Notes

Interest Rate Bases. Each floating-rate note will have an interest rate basis or formula, which may be based on:

•	the federal funds rate, in which case the note will be a “federal funds rate note”;

•	the London interbank offered rate, in which case the note will be a “LIBOR note”;

•	the prime rate, in which case the note will be a “prime rate note”;

•	the treasury rate, in which case the note will be a “treasury rate note”; or

•	any other interest rate formula specified in the applicable pricing supplement.

The specific terms of each floating-rate note, including the initial interest rate in effect until the first interest reset date, will be specified in the applicable pricing supplement. Thereafter, the interest rate will be determined by reference to the specified interest rate basis or formula, plus or minus the spread, if any, or multiplied by the spread multiplier, if any. The “spread” is the number of basis points we specify on the floating-rate note to be added to or subtracted from the base rate. The “spread multiplier” is the percentage we specify on the floating-rate note by which the base rate is multiplied in order to calculate the applicable interest rate.

Interest Reset Dates. The interest rate of each floating-rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually, as we specify in the applicable pricing supplement. We refer to the period during which an interest rate is effective as an “interest reset period” and the date in each such period on which the interest is reset as an “interest reset date.” The interest reset date will be specified in the applicable pricing supplement.

However, the interest rate in effect from the issue date to the first interest reset date for a floating-rate note will be the initial interest rate, as specified in the applicable pricing supplement.

If any interest reset date for any floating-rate note would otherwise be a day that is not a Business Day for the floating-rate note, the interest reset date for the floating-rate note will be the next day that is a Business Day for the floating-rate note. However, in the case of a LIBOR note, if the next Business Day is in the next succeeding calendar month, the interest reset date will be the immediately preceding Business Day.

Interest Determination Dates. Unless otherwise specified in the applicable pricing supplement, the interest determination date for an interest reset date will be:

•	for a federal funds rate note or a prime rate note, the Business Day immediately preceding the interest reset date;

•	for a LIBOR note, the second London Banking Day immediately preceding the interest reset date; and

•	for a treasury rate note, the day of the week in which the interest reset date falls on which Treasury bills, as defined below, of the applicable index maturity would normally be auctioned.

The “index maturity” is the period to maturity of the instrument for which the interest rate basis is calculated.

Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is held on the preceding Friday, that preceding Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. Each base rate will be determined as of that date, and the applicable interest rate will take effect on the applicable interest reset date.

For a floating-rate note for which the interest rate is determined by reference to two or more base rates, the interest determination date will be the most recent Business Day that is at least two Business Days prior to the applicable interest reset date for the floating-rate note on which each applicable base rate is determinable.

Calculation Date. Unless otherwise specified in the applicable pricing supplement, the calculation date for any interest determination date will be the date by which the calculation agent computes the amount of interest owed on a floating-rate note for the related interest reset period. Unless otherwise specified in the applicable pricing supplement, the calculation date will be the earlier of:

•	the tenth calendar day after the related interest determination date or, if that day is not a Business Day, the next succeeding Business Day, or

•	the Business Day immediately preceding the applicable interest payment date, the maturity date or the date of redemption or prepayment, as the case may be.

Interest Payments. Except as provided below and unless otherwise provided in the applicable pricing supplement, interest on floating-rate notes will be payable, in the case of floating-rate notes with an interest reset date that resets:

•	daily, weekly or monthly—on a date that occurs in each month, as specified in the applicable pricing supplement;

•	quarterly—on a date that occurs in each third month, as specified in the applicable pricing supplement;

•	semi-annually—on a date that occurs in each of two months of each year, as specified in the applicable pricing supplement; or

•	annually—on a date that occurs in one month of each year, as specified in the applicable pricing supplement.

Accrued interest on a floating-rate note is calculated by multiplying the principal amount of a note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise indicated in the applicable pricing supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•

for federal funds rate notes, LIBOR notes, prime rate notes or any other floating-rate notes other than treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

•	for treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on floating-rate notes will be rounded to the nearest cent, with one-half cent being rounded upward. Unless otherwise specified in the applicable pricing supplement, all percentages resulting from any calculation with respect to a floating-rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

The calculation agent, upon the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next interest reset date as a result of a determination made on the most recent interest determination date with respect to the floating-rate note.

LIBOR Notes

Each LIBOR note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier, as specified in the applicable pricing supplement. The LIBOR base rate will be the London interbank offered rate for deposits in U.S. dollars, as specified in the applicable pricing supplement. Except as provided below, LIBOR for each interest reset period will be calculated on the interest determination date for the related interest reset date.

Unless otherwise set forth in the applicable note and the related pricing supplement, “LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that interest determination date. If no rate appears, LIBOR for that interest determination date will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on Reuters Page LIBOR01, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in that market at that time. If, however, the banks selected by the calculation agent are not providing quotations in the manner described by the previous sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

“Reuters Page LIBOR01” means the display page designated as “Page LIBOR01” on Reuters, or any successor service or services as may be nominated by the British Bankers’ Association, for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

Treasury Rate Notes

Each treasury rate note will bear interest at the treasury rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the treasury rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

Unless otherwise set forth in the applicable note and the related pricing supplement, the “treasury rate” for any interest determination date is the rate set at the auction of direct obligations of the United States (“Treasury bills”) having the index maturity described in the applicable pricing supplement, as specified under the caption “Investment Rate” and which appears on either Reuters Page USAUCTION10 or Page USAUCTION11 under the heading “INVESTRATE,” or any other page as may replace the applicable page.

If the rate cannot be determined as described above, the treasury rate will be determined as follows:

(1) If the rate is not displayed on either Reuters Page USAUCTION10 or Page USAUCTION11 by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate of Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.”

(2) If the rate referred to in (1) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the bond equivalent yield, as defined below, of the auction rate of the applicable Treasury bills as announced by the United States Department of the Treasury.

(3) If the rate referred to in (2) above is not announced by the United States Department of the Treasury, or if the auction is not held, the treasury rate will be the bond equivalent yield of the rate on the particular interest determination date of the applicable Treasury bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(4) If the rate referred to in (3) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date of the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(5) If the rate referred to in (4) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary United States government securities dealers, which may include the agents or their affiliates, selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the particular index maturity.

(6) If the dealers selected by the calculation agent are not quoting as mentioned in (5) above, the treasury rate will be the treasury rate in effect on the particular interest determination date.

The bond equivalent yield will be calculated using the following formula:

Bond equivalent yield	=	D x N	x	100
360 – (D x M)

where “D” refers to the applicable annual rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Federal Funds Rate Notes

Each federal funds rate note will bear interest at the federal funds rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the federal funds rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

Unless otherwise set forth in the applicable note and the related pricing supplement, the “federal funds rate” for any interest determination date is the rate on that date for federal funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Federal Funds (Effective)” and displayed on Reuters Page FEDFUNDS1 under the heading “EFFECT,” or any successor service or page.

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•

If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date or does not appear on Reuters Page FEDFUNDS1, the federal funds rate will be the rate on that interest determination date, as published in H.15 Daily Update, or any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•

If the alternative rate described above is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight federal funds quoted by three leading brokers of federal funds transactions in New York City, selected by the calculation agent, prior to 9:00 A.M., New York City time, on that interest determination date.

•	If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate will be the federal funds rate then in effect on that interest determination date.

Prime Rate Notes

Each prime rate note will bear interest at the prime rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the prime rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

Unless otherwise set forth in the applicable note and the related pricing supplement, the “prime rate” for any interest determination date is the prime rate or base lending rate on that date, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•

If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the prime rate will be the rate as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•

If the alternative rate described above is not published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time, on that interest determination date.

•

If fewer than four rates appear on the Reuters Screen US PRIME 1 for that interest determination date, by 3:00 P.M., New York City time, then the prime rate will be the average of the prime rates or base lending rates furnished in New York City by three substitute banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000) selected by the calculation agent on the interest determination date. These selected banks or trust companies may include our subsidiaries or affiliates, or affiliates of the agents.

•	If the banks selected by the calculation agent are not quoting as described above, the prime rate will remain the prime rate then in effect on the interest determination date.

“Reuters Screen US PRIME 1” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service (or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Indexed Notes

We may issue indexed notes, in which the amount of principal, premium, if any, interest, or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price, performance or levels of one or more:

•	securities;

•	currencies or composite currencies;

•	commodities;

•	interest rates;

•	inflation rates; or

•	other indices or formulae;

in each case as specified in the applicable pricing supplement.

An example of indexed notes that we may offer is “consumer price index linked notes.” The monthly rate of interest on those notes is determined, in part, by a change in the Consumer Price Index published by the Bureau of Labor and Statistics of the U.S. Department of Labor.

Holders of some types of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of the notes, depending upon the relative value at maturity of the reference asset or underlying obligation.

An indexed note may provide either for cash settlement or for physical settlement by delivery of the indexed security or securities, or other securities of the types listed above. An indexed note also may provide that the form of settlement may be determined at our option or the holder’s option. Some indexed notes may be exchangeable prior to maturity, at our option or the holder’s option, for the related securities.

We will provide the method for determining the principal, premium, if any, interest, or other amounts payable, if any, in respect of that tranche of indexed notes, certain historical information with respect to the specified index or indexed items and specific risk factors relating to that particular type of indexed note in the applicable pricing supplement. The applicable pricing supplement also will describe the tax considerations associated with an investment in the indexed notes if they differ from those described in the section entitled “United States Federal Tax Considerations.”

Upon the request of the holder of an indexed note, the calculation agent will provide, if applicable, the current index, principal, premium, if any, rate of interest, interest payable, or other amounts payable, if any, in connection with the indexed note.

Redemption and Repayment

Unless we otherwise provide in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date.

If the applicable pricing supplement states that the note will be redeemable at our option prior to its stated maturity date, then on such date or dates specified in the pricing supplement, we may redeem those notes at our option either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ written notice to the holder of those notes.

If the applicable pricing supplement states that the note will be repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in the pricing supplement. We also must receive the completed form entitled “Option to Elect Repayment.” Exercise of the repayment option by the holder of a note is irrevocable. In addition, we will not permit you to exercise the repayment option except in principal amounts of $1,000 and multiples of $1,000.

Since the notes will be represented by a master note or a global note, DTC or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See “—Global Notes” and “—The Depository Trust Company.”

To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

The redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus unpaid interest accrued to the date or dates of redemption or repayment.

We may at any time purchase notes at any price or prices in the open market or otherwise. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

Repurchase Upon a Change of Control

If indicated in the notes, if a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (in integral multiples of $1,000) of their notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Whirlpool and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Whirlpool to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Whirlpool and its subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Limitations on Liens

Unless otherwise indicated in the applicable pricing supplement, we have agreed that, so long as any of the notes remain outstanding, we will not, nor will we permit any Restricted Subsidiary to, secure indebtedness for money borrowed (hereinafter referred to as “Debt”) by placing a Lien on any Principal Property now or hereafter owned or leased by us or any Restricted Subsidiary or on any shares of stock or Debt of any Restricted Subsidiary without equally and ratably securing all of the notes, unless after giving effect thereto (1) the aggregate principal amount of all such secured Debt then outstanding plus (2) all Attributable Debt of Whirlpool and its Restricted Subsidiaries in respect of sale and leaseback transactions described below under “—Restrictions on Sales and Leasebacks” covering Principal Properties, other than sale and leaseback transactions permitted under clause (b) of “—Restrictions on Sales and Leasebacks,” would not exceed an amount equal to 10% of Consolidated Net Tangible Assets.

This restriction will not apply to, and there shall be excluded in computing secured Debt for purposes of this restriction, certain permitted Liens, including:

•	Liens existing as of the date of the indenture on property or assets of Whirlpool or any of its Restricted Subsidiaries;

•	Liens on property or assets of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

•	Liens on property or assets or shares of stock or Debt existing at the time of acquisition and certain purchase money or similar Liens;

•	Liens to secure certain development, operation, construction, alteration, repair or improvement costs;

•	Liens in favor of, or which secure Debt owing to, Whirlpool or a Restricted Subsidiary;

•	Liens in connection with government contracts, including the assignment of moneys due or to come due thereon;

•	certain Liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money;

•	Liens on property securing tax-exempt obligations issued by a domestic governmental issuer to finance the cost of acquisition or construction of such property; and

•	extensions, substitutions, replacements or renewals of the foregoing.

Restrictions on Sales and Leasebacks

Unless otherwise indicated in the applicable pricing supplement, we have agreed that, so long as any of the notes remain outstanding, we will not, nor will we permit any Restricted Subsidiary to, enter into any sale and leaseback transaction, except a lease for a period not exceeding three years, after the date of the indenture covering any Principal Property which was or is owned or leased by us or a Restricted Subsidiary and which has been or is to be sold or transferred more than 120 days after such property has been owned by us or such Restricted Subsidiary and completion of construction and commencement of full operation thereof, unless (a) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the date of the indenture (other than those the proceeds of which are applied to reduce indebtedness under clause (b) below), plus the aggregate principal amount of then outstanding secured Debt not otherwise permitted or excepted without equally and ratably securing the debt securities, does not exceed 10% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of the net proceeds of the sale or the fair market value of the Principal Property leased is applied within 120 days after the sale or transfer to the voluntary retirement of Funded Debt of the Company (including debt securities constituting Funded Debt).

Events of Default

The following are Events of Default under the indenture with respect to the notes:

•	a failure to pay any interest on any note when due and payable, and continuance of such failure for a period of 30 days;

•

failure to pay the principal on any note as and when the same shall become due and payable either at maturity, upon redemption, other than with respect to a sinking fund payment, by declaration or otherwise;

•	failure to deposit any sinking fund payment when due in respect of the notes, and continuance of such failure for a period of 30 days;

•

default in the performance, or breach, of any other covenant or warranty of Whirlpool set forth in the indenture not otherwise enumerated herein, other than a covenant or warranty included in the indenture solely for the benefit of a series of securities other than that series, and continuance of such default or breach for a period of 90 days after due notice by the trustee or by the Holders of at least 25% in principal amount of the Outstanding Securities of that series;

•

failure to pay any portion of the principal of any indebtedness for money borrowed by Whirlpool, including notes of another series, which indebtedness is in excess of $50,000,000 outstanding principal amount, when due and payable after the expiration of any applicable grace period with respect thereto or the acceleration of such indebtedness, if such acceleration is not annulled within 10 days after written notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization of Whirlpool.

Additional Events of Default may be prescribed for the benefit of holders of certain series of notes which, if prescribed, will be described in the applicable pricing supplement and contained in the applicable note. The indenture provides that the trustee shall notify the holders of notes of each series of all defaults actually known to a responsible officer of the trustee and affecting those notes within 90 days after the occurrence of a default unless the defaults shall have been cured before the giving of the notice. The term “default” or “defaults” for the purposes of this section of the indenture is defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default. The indenture provides that notwithstanding the foregoing, except in the case of a default in the payment of the principal of or interest on any of the notes of such series or any default in the payment of any sinking fund installment or analogous obligation in respect of any of the notes of such series, the trustee shall be protected in withholding such notice if the trustee determines in good faith that the withholding of such notice is in the interest of the holders of notes of such series.

The indenture provides that if an Event of Default with respect to any series of notes shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes of that series then outstanding may declare the principal amount of all the notes of that series to be due and payable immediately or, if the notes of that series are Original Issue Discount Securities (as defined), such portion of the principal amount as may be specified in the terms of that series to be immediately due and payable. However, upon certain conditions such declaration may be annulled. Any past defaults and the consequences of the defaults may be waived by the holders of a majority in principal amount of the notes of that series then outstanding, except for a default in the payment of principal of or interest on notes of that series, which default cannot be waived. The indenture also permits Whirlpool to omit compliance with certain covenants in the indenture with respect to notes of any series upon waiver by the holders of a majority in principal amount of the notes of such series then outstanding.

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default with respect to any series of notes shall occur and be continuing, the trustee shall be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request or direction of any of the holders of that series, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for security or indemnification and certain limitations contained in the indenture, the holders of a majority in aggregate principal amount of the notes of each series affected by an Event of Default and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of any series will have any right by virtue or by availing of any provision of the indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of an Event of Default with respect to notes of that series and unless also the holders of at least 25% in aggregate principal amount of the outstanding notes of that series shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee and the trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes of that series a direction inconsistent with such request. However, the right of a holder of any note to receive payment of the principal of and any interest on such note on or after the due dates expressed in such note, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

Satisfaction and Discharge of Indenture

With respect to the notes, the indenture will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the notes of such series or the deposit with the trustee of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the indenture and the terms of the notes of such series, provided that certain specified obligations shall survive, such as, among other things, Whirlpool’s obligation to pay the principal of and interest on the notes of such series.

Modification of the Indenture

The indenture contains provisions permitting Whirlpool and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes of each series at the time outstanding, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the indenture or any supplemental indenture with respect to the notes of such series or modifying in any manner the rights of the holders of the notes of such series; provided that no such supplemental indenture may (1) extend the final maturity of any note, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of notes to institute suit for payment thereof or, if the notes provide therefor, any right of repayment at the option of the holders of the notes, without the consent of the holder of each note so affected, or (2) reduce the percentage of notes of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all notes of such series so affected. Additionally, in certain prescribed instances, Whirlpool and the trustee may execute supplemental indentures without the consent of the holders of notes.

Defeasance and Covenant Defeasance

The indenture provides that, if the defeasance provisions of the indenture are made applicable to the notes of a certain series pursuant to certain provisions of the indenture, then Whirlpool may elect either (1) to terminate, and be deemed to have satisfied, all its obligations with respect to such notes, except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes, to compensate and indemnify the trustee and to punctually, pay or cause to be paid the principal of, and interest on, all notes of such series when due (“defeasance”), or (2) to be released from its obligations with respect to such notes under certain covenants of the indenture, including the “—Limitations on Liens” and “—Restrictions on Sales and Leasebacks” and certain requirements as to maintenance of Principal Properties and payment of taxes and other claims (“covenant defeasance”), upon the deposit with the trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms, without consideration of any reinvestment, will provide money, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and interest, if any, on the outstanding notes of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, Whirlpool has delivered to the trustee an opinion of counsel with regard to certain matters, including an opinion to the effect that the Holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The applicable pricing supplement and the applicable note may further describe the provisions, if any, permitting defeasance or covenant defeasance with respect to the notes of the series in question.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Debt” means the amount determined by multiplying the greater, at the time such transaction is entered into, of (i) the fair value of the real property subject to such arrangement (as determined by Whirlpool) or (ii) the net proceeds of the sale of such real property to the lender or investor, by a fraction of which the numerator is the unexpired initial term of the lease of such real property as of the date of determination and of which the denominator is the full initial term of such lease. Sales and Leasebacks with respect to facilities financed with certain tax exempt securities are excepted from the definition.

“Below Investment Grade Rating Event” means the rating on the notes are lowered and the notes are rated below an Investment Grade Rating by any two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade below investment grade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means, except as may otherwise be provided in the applicable note or pricing supplement, any day, other than a Saturday or Sunday, that is not a legal holiday, or a day on which banking institutions are authorized or required by law or regulation to close in New York City (with respect to dollar-denominated notes), Brussels, Belgium (with respect to Euro-denominated notes) or, in the case of notes denominated in another currency, the related capital city thereof.

“Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Whirlpool and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Whirlpool or one of its subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Whirlpool’s voting stock; or

•	the first day on which a majority of the members of Whirlpool’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) Whirlpool becomes a wholly owned subsidiary of a holding company that has agreed to be bound by the terms of the notes and (ii) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting (i) all current liabilities, excluding any current liabilities constituting Funded Debt by reason of being extendible or renewable, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of Whirlpool and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Continuing Directors” means, as of any date of determination, members of the Board of Directors of Whirlpool who (i) were members of such Board of Directors on the date of the issuance of the notes; or (ii) were nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors under clause (i) or (ii) of this definition who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Whirlpool’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch, Inc.

“Funded Debt” means all indebtedness for money borrowed, or evidenced by a bond, debenture, note or similar instrument or agreement whether or not for money borrowed, having a maturity of more than twelve (12) months from the date as of which the amount thereof is to be determined or having a maturity of less than twelve (12) months but by its terms being renewable or extendible beyond twelve (12) months from such date at the option of the borrower.

“Government Obligations” means, unless otherwise specified pursuant to the provisions of the indenture, securities which are (i) direct obligations of the government which issued the currency in which the securities of any series are payable or (ii) obligations of a Person controlled or supervised by, or acting as an agency or instrumentality of, the government which issued the currency in which the securities of such series are payable, the payment of which obligations is unconditionally guaranteed by such government, and which, in either case, are full faith and credit obligations of such government, are payable in the currency in which the securities of such series are payable and which are not callable or redeemable at the option of the issuer thereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P and Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Lien” means any pledge, mortgage or other lien, including lease purchase, installment purchase and other title retention financing arrangements, on or in respect of any Principal Property owned or leased by Whirlpool or any Restricted Subsidiary, or on any shares of stock or Debt of any Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned or leased by Whirlpool or any Restricted Subsidiary, used primarily for manufacturing and located in the United States, the gross book value on the books of Whirlpool or such Restricted Subsidiary (without deduction of any depreciation reserve) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (i) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Code (or which receive similar tax treatment under any subsequent amendments thereto or successor laws thereof), or (ii) which, in the opinion of the Board of Directors of Whirlpool, is not of material importance to the total business conducted by Whirlpool and its Restricted Subsidiaries taken as a whole.

“Rating Agencies” means (i) each of Fitch, Moody’s and S&P; and (ii) if Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Restricted Subsidiary” means any Subsidiary (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, or (b) which owns or leases any Principal Property; provided, however, that the term “Restricted Subsidiary” shall not include any Subsidiary (1) more than 80% of whose revenues during the four preceding calendar quarters, if any, were derived from, and more than 80% of whose assets are related to, the financing of foreign Subsidiaries, or the financing of sales or leasing to Persons other than Whirlpool or any other Restricted Subsidiary, (2) which is primarily engaged in holding or developing real estate or constructing buildings or designing, constructing or otherwise manufacturing structures, equipment, systems, machines, devices or facilities for the control or abatement of atmospheric pollutants or contaminants, water pollution, noise, odor or other pollution or waste disposal, (3) which is a bank, insurance company or finance company, (4) which is or was a “DISC” (Domestic International Sales Corporation) or a “FSC” (Foreign Sales Corporation), as defined in Sections 992 or 922, respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), or which receives similar tax treatment under any subsequent amendments thereto or successor laws thereof, or (5) which is any other financial entity whose accounts as of the date of determination are not required to be consolidated with the accounts of Whirlpool in its audited consolidated financial statements (but such Subsidiary shall be excluded pursuant to any of clauses (1) through (5) of this proviso only so long as it shall not own any Principal Property).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Whirlpool or by one or more other Subsidiaries, or by Whirlpool and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Registration, Transfer and Payment of Notes

All of the notes we offer will be issued in book-entry only form. This means that we will not issue certificates for notes, except in the limited case described below. Instead, we will issue master notes or global notes in registered form. Each master note or each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represented by a master note or a global note evidences a beneficial interest in that master note or global note, as applicable.

If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have initially designated U.S. Bank National Association (as successor to Citibank, N.A.) to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

We will not be required to: (1) issue, register the transfer of or exchange any note to be redeemed for a period of 15 calendar days preceding the first publication of the relevant notice of redemption, or if registered notes are outstanding and there is no publication, the mailing of the relevant notice of redemption; (2) exchange or register the transfer of any note that was selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part; (3) exchange any unregistered notes selected for redemption except that such unregistered notes may be exchanged for registered notes of like tenor, provided that such registered notes shall be simultaneously surrendered for redemption; or (4) register the transfer of or exchange any notes surrendered for optional repayment, in whole or in part.

We will pay principal of and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

Global Notes

The following description applies to the notes, unless the applicable pricing supplement provides otherwise.

Upon issuance, the notes of each series will be represented by one or more “global notes” which will be deposited with, or on behalf of, the depositary and will be registered in the name of the depositary or a nominee of the depositary. DTC will act as the depositary and the global notes will be deposited with, or on behalf of, DTC or its nominee, and registered securities will be registered in the name of a nominee of DTC. Except under limited circumstances described below, global notes will not be exchangeable for definitive certificated notes.

Upon the issuance of a global note, DTC or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual notes represented by such global note to the accounts of persons that have accounts with DTC (“Participants”). Ownership of beneficial interests in a global note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global note.

So long as the depository or its nominee is the registered owner of a global note, the depository or its nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have any of the individual notes registered in their names, will not receive or be entitled to receive physical delivery of any such notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Payments of principal of and any interest (and premium, if any) on individual notes represented by a global note will be made to DTC or its nominee, as the case may be, as the sole registered owner of such global note and the sole holder of the notes represented by the global note for all purposes under the indenture. Neither Whirlpool nor the trustee, nor any agent of Whirlpool or the trustee, will have any responsibility or liability for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in the global notes representing any notes or for maintaining, supervising or reviewing any of DTC’s records relating to those beneficial ownership interests.

Whirlpool has been advised by DTC that, upon receipt of any payment in respect of a global note, DTC will immediately credit Participants’ accounts for their pro rata share of such payments. Whirlpool also expects that payments by Participants to owners of beneficial interests in global notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” These payments will be the sole responsibility of the Participants.

Global notes may not be transferred except as a whole by DTC to a nominee of DTC. Global notes representing notes are exchangeable for certificated notes only if:

•	DTC or its nominee notifies Whirlpool that it is unwilling or unable to continue as depositary for these global notes;

•	DTC ceases to be qualified as required by the indenture;

•	Whirlpool instructs the trustee in accordance with the indenture that those global notes will be so exchangeable; or

•	there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the notes represented by such global note.

Any global notes that are exchangeable as described above shall be exchangeable for certificated notes issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof and registered in such names as DTC or its nominee shall direct. Subject to the foregoing, global notes are not exchangeable, except for global notes of like denomination to be registered in the name of DTC or its nominee. If notes are subsequently issued in registered form, they would thereafter be transferred or exchanged without any service charge at the corporate trust office of the trustee or at any other office or agency maintained by Whirlpool for such purpose.

So long as DTC or its nominee is the registered holder and owner of global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the applicable indenture and the notes. Except as provided above, owners of beneficial interests in global notes will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders thereof for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. The indentures provide that DTC may grant proxies and otherwise authorize Participants to give to take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. Whirlpool understands that under existing industry practices in the event that Whirlpool requests any action of holders or that an owner of a beneficial interest in global notes desires to give to take any action which a holder is entitled to give or take under the applicable indenture. DTC or its nominee would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

The Depository Trust Company

DTC has advised Whirlpool as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

According to DTC, the foregoing information with respect DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes certain United States federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership and disposition of notes as of the date hereof. Except where noted, it deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment) and does not deal with persons in special tax situations, such as dealers in securities or foreign currencies; financial institutions; traders that have elected the mark-to-market method of accounting for their securities holdings; tax-exempt entities; life insurance companies; regulated investment companies; persons holding notes as a part of a hedging, integrated conversion or constructive sale transaction or a straddle; persons liable for the alternative minimum tax; or U.S. Holders (as defined below) of notes whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, overruled or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. The United States federal income tax consequences of the purchase, ownership, and disposition of a particular note will depend in part, on the particular terms of such note as set forth in the applicable pricing supplement. Any special United States federal income tax considerations relevant to a particular issue of the notes will be provided in the applicable pricing supplement. Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a “U.S. Holder” of a note means a holder that is (i) a citizen or resident of the United States, (ii) a corporation, including an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (x) whose administration is subject to the primary supervision of a court within the United States and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

Payments or Accruals of Interest

Except as set forth below, payments of stated interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with the U.S. Holder’s method of accounting for tax purposes.

Original Issue Discount

The following summary is a general discussion of the United States federal income tax consequences to U.S. holders of the purchase, ownership and disposition of notes, other than short term notes (as defined below), issued with original issue discount (“OID notes”)

U.S. Holders of OID notes should be aware that they generally must include the original issue discount (“OID”) in gross income in advance of the receipt of cash attributable to that income. However, U.S. Holders generally will not be required to include separately in gross income cash payments received on the OID notes, even if denominated as interest, except to the extent such payments constitute qualified stated interest (as defined below). Qualified stated interest is included in income under the holder’s regular method of accounting. Notice will be given in the applicable pricing supplement when we determine that a particular note will be an OID note.

The following discussion generally does not address notes providing for contingent payments that do not constitute qualified stated interest. Investors should carefully examine the applicable pricing supplement regarding the United States federal income tax consequences of the holding and disposition of any notes providing for contingent payments that do not constitute qualified stated interest.

An OID note is a note with an “issue price” that is less than its “stated redemption price at maturity” (the sum of all payments to be made on the note other than “qualified stated interest”) unless such difference is de minimis (i.e., less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity). A note for which such difference is de minimis is said to be issued with “de minimis OID.” The “issue price” of each note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the applicable pricing supplement when we determine that a particular note will bear interest that is not qualified stated interest.

In the case of notes issued with de minimis OID, the U.S. Holder generally must include such de minimis OID in income as principal payments on the notes are made in proportion to the stated principal amount of the notes. Any amount of de minimis OID included in income shall be treated as capital gain.

Certain of the notes may be redeemed prior to their stated maturity at our option or at the option of the holder. OID notes containing such features may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of OID notes with such features should carefully examine the applicable pricing supplement and should consult their own tax advisors with respect to such features, since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the notes.

U.S. Holders of OID notes with a maturity upon issuance of more than one year must, in general, include OID in gross income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial U.S. Holder of an OID note is the sum of the “daily portions” of OID with respect to the OID note for each day during the taxable year or portion of the taxable year in which such U.S. Holder held such OID note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID note may be of any length and may vary in length over the term of the OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the OID note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of an OID note at the beginning of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such OID note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a U.S. Holder will have to include in income increasingly greater amounts of OID in successive accrual periods, because the yield to maturity is applied to an increasing adjusted issue price. We are required to provide information returns stating the amount of OID accrued on OID notes held of record by persons other than corporations and other exempt holders.

U.S. Holders may elect to treat all interest on any notes as OID and calculate the amount includible in gross income under the constant yield method. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the U.S. Holder acquired the notes and may not be revoked without the consent of the Internal Revenue Service, or IRS. U.S. Holders should consult with their own tax advisors about this election. If such election is made with respect to a note having market discount (as discussed below), such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If such election is made with respect to a note having amortizable bond premium (as discussed below), such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

Short Term Notes

Notes that have a fixed maturity of one year or less from the date of their issuance (“short term notes”) will be treated as having been issued with acquisition discount. Acquisition discount for this purpose is the excess of the remaining stated redemption price at maturity of the short term note over the U.S. Holder’s tax basis on the short term note at the time of acquisition. In general, an individual or other cash method U.S. Holder is not required to accrue such acquisition discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange, or maturity of the short term note will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis or, upon election, under the constant yield method based on daily compounding, through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the short term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method and certain other holders, including banks and dealers in securities, are required to accrue acquisition discount on a short term note on a straight-line basis unless an election is made to accrue the acquisition discount under a constant-yield method, based on daily compounding.

Market Discount

If a U.S. Holder purchases a note (other than an short term note) for an amount that is less than its stated redemption price at maturity or, in the case of an OID note, its adjusted issue price, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a U.S. Holder will be required to treat any partial principal payment on, or, in the case of an OID note, any payment that does not constitute qualified stated interest on, or any gain on the sale, exchange, retirement or other taxable disposition of, a note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the notes or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such notes.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the notes, unless the U.S. Holder elects to accrue such market discount on a constant interest method. A U.S. Holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations by the U.S. Holder acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Amortizable Bond Premium

If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. In the case of a note that may be optionally redeemed prior to maturity, however, the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the “redemption date”) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity if the result would increase the holder’s yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the note on the applicable redemption date, the note will be treated (for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the holder’s “adjusted acquisition price,” which is an amount equal to the holder’s basis in the note (as determined under Treasury regulations governing amortizable bond premium), less the sum of (i) any amortizable bond premium allocable to prior accrual periods and (ii) any payments previously made on the note, other than payments of qualified stated interest. The note deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which it is redeemable.

A U.S. Holder may make an election to amortize bond premium on a note. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. In general, a holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the holder’s total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period. If a holder does not elect to amortize bond premium, such premium will result in a capital loss, or a reduced capital gain, on the disposition of the note.

Acquisition Premium

A U.S. Holder who purchases an OID note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the OID note after the purchase date (other than payments of qualified stated interest) will be considered to have purchased the OID note with an “acquisition premium.” Under the acquisition premium rules, the amount of OID that such U.S. Holder must include in its gross income with respect to such OID note for any taxable year or portion thereof in which the U.S. Holder holds the OID note will be reduced, but not below zero, by the portion of the acquisition premium properly allocable to the period.

Sale, Exchange and Retirement of Notes

A U.S. Holder’s adjusted tax basis in a note will, in general, be the U.S. Holder’s cost therefor, increased by OID (as adjusted by allocations of acquisition premium, if any), market discount or any discount with respect to a short term note previously included in income by the U.S. Holder and reduced by any amortizable bond premium and any cash payments on the notes other than payments of qualified stated interest. Except as with respect to certain short term notes or market discount as described above, or with respect to contingent payment debt instruments, which this summary generally does not discuss, such gain or loss will be capital gain or loss. Capital gains of certain non-corporate U.S. Holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Variable Rate Notes

A “variable rate note” is a note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and (z) .015 or (2) 15% of the total noncontingent principal payments and (ii) generally does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more “qualified floating rates,” (2) a single fixed rate and one or more qualified floating rates, (3) a single “objective rate,” or (4) a single fixed rate and a single objective rate that is a “qualified inverse floating rate.” Except as provided in (i) above, a variable rate note must not provide for any contingent principal payments. A note providing for a variable rate of interest that does not qualify as a variable rate note is treated as a contingent payment debt instrument.

A qualified floating rate or objective rate in effect at any time during the term of a debt instrument must be set at a “current value” of that rate. A “current value” of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A variable rate is a “qualified floating rate” if variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated. Generally, a multiple of a qualified floating rate is not a “qualified floating rate,” nevertheless, the regulations specifically provide that a variable rate is a “qualified floating rate” if it is equal to the product of a qualified floating rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35 or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a note provides for two or more qualified floating rates that (i) are within 0.25% of each other on the issue date or (ii) otherwise can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

An “objective rate” is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the notes’ term. An objective rate is a “qualified inverse floating rate” if (i) the rate is equal to a fixed rate minus a qualified floating rate and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

If interest on a note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 25 basis points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.

In general, if a variable rate note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the note is qualified stated interest, and the amount of OID, if any, is determined under the rules applicable to fixed rate debt instruments by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the note.

If a variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the variable rate note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

If a variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and, in addition, provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the variable rate note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the variable rate note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

If we issue variable rate notes, the applicable pricing supplement will describe the OID rules applicable to such notes.

Indexed Notes

The tax treatment of a U.S. Holder of an indexed note will depend on a number of factors, including the specific index or indices used to determine indexed payments on the notes and the amount and timing of any contingent payments of principal and interest. Persons considering the purchase of indexed notes should carefully examine the prospectus supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on notes and to the proceeds of sale of a note made to U.S. Holders other than certain exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or proof of an applicable exemption, or otherwise fails to comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The discussion below is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan (as defined below) that is considering an investment in the notes should consult with its legal advisors regarding the consequences of such investment.

Any prospective purchaser using “plan assets” of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, of any “plan” within the meaning of and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or of any entity deemed to hold plan assets of any of the foregoing (each of the foregoing, a “Plan”), should consider the applicable fiduciary standards under ERISA, the Code and any other applicable law, including diversification and prudence requirements, before authorizing an investment in the notes. In addition, ERISA and the Code prohibit a wide range of transactions involving the assets of a Plan and persons having specified relationships to such Plan (“parties in interest” under ERISA and “disqualified persons” under Section 4975 of the Code).

Governmental and certain church plans (each as defined under ERISA) are not subject to ERISA or Section 4975 of the Code but may be subject to substantially similar applicable laws or regulations (“Similar Law”). Any fiduciary of a governmental or church plan considering the purchase of the notes should determine the need for, and the availability of, any exemptive relief under such Similar Law.

We may be a party in interest or a disqualified person with respect to Plans that purchase the notes as a result of the various services that we or an affiliate provide to such Plans. An investment in the notes by a Plan may give rise to a prohibited transaction in the form of a sale of property to, or an extension of credit by, an investing Plan. Consequently, before investing in the notes, any person who is, or who is acquiring the notes for, or on behalf of, a Plan must determine that the purchase, holding and disposition of the notes will not result in a prohibited transaction or that a statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code is applicable to the purchase, holding and disposition of the notes.

Effective August 18, 2006, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (the “Service Provider Exemptions”) provide exemptive relief for transactions in which the party in interest involved is (or is affiliated with) a mere service provider with respect to the plan assets involved in the transaction (other than a fiduciary, or its affiliate, that has or exercises discretionary authority or control or renders investment advice with respect to the plan assets involved in the transaction), provided that there is adequate consideration for the transaction. In addition, the U.S. Department of Labor has issued five prohibited transaction class exemptions (each a “PTCE”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are: (i) Prohibited Transaction Class Exemption (“PTCE”) PTCE 84-14, regarding transactions effected by “qualified professional asset managers”; (ii) PTCE 90-1, regarding investments by insurance company pooled separate accounts; (iii) PTCE 91-38, regarding investments by bank collective investment funds; (iv) PTCE 95-60, regarding investments by insurance company general accounts; and (v) PTCE 96-23, regarding transactions effected by “in-house asset managers” (collectively, the Service Provider Exemptions and the class exemptions are referred to as the “Plan Investor Exemptions”). The notes may not be acquired by any person who is, or who in acquiring the notes is using the assets of, a Plan unless one of the Plan Investor Exemptions or another applicable exemption is available to the Plan, and all conditions of such exemption are satisfied.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with the “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief under the Plan Investor Exemptions or Similar Law. Purchasers of these securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA, Section 4975 of the Code or Similar Law, as described above.

The acquisition of the notes by any person or entity who is, or who in acquiring the notes is using the assets of, a Plan shall be deemed to constitute a representation by such person or entity to us that the purchase, holding and disposition of the notes is afforded exemptive relief from the prohibited transaction restrictions under ERISA and Section 4975 of the Code pursuant to the Plan Investor Exemptions or another applicable exemption. Any person or entity who is, or who is acquiring the notes is using the assets of, a governmental or church plan shall be deemed to constitute a representation by such person or entity to us that the acquisition, holding and disposition of the notes is not prohibited by any Similar Law.

PLAN OF DISTRIBUTION

Under the terms of a selling agent agreement that will be entered into by us and the agents prior to the sale of the notes, the notes will be offered from time to time by us to the agents and other dealers who are broker-dealers and securities firms. The notes will be offered for sale in the United States only. Dealers who are members of the selling group will have executed a dealer agreement with the agents. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The agents may purchase the notes from us at a discount up to 0.88% of the non-discounted price for each note sold. However, we also may sell the notes to the agents at a discount greater than or less than the range specified above. The discount at which we sell the notes to the agents will be set forth in the applicable pricing supplement. The agents also may sell notes to dealers at a concession not in excess of the discount they received from us. In certain cases, the agents and dealers may agree that the agents will retain the entire discount. We will disclose any particular arrangements in the applicable pricing supplement.

Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from us. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

Each agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in same-day funds.

In connection with certain offerings of notes, the rules of the SEC permit the agents to engage in transactions that may stabilize the price of the notes. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by an agent of a greater amount of notes than the amount the agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the agents make any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the agents make any representation that, once commenced, these transactions will not be discontinued without notice. Agents are not required to engage in these activities and may end any of these activities at any time.

We may offer certain of these notes to entities, including statutory or common law trusts, that are not affiliated with us and that offer pass-through or similar securities to investors, in public offerings that will occur at or around the same time as the offering of the notes. We will utilize the services of one or more broker-dealers as our agents in the offerings of notes to these entities. These broker-dealers will be considered statutory underwriters, within the meaning of the Securities Act, with respect to the notes offered to those entities.

The agents or dealers to or through which we may sell notes may engage in transactions with us and our affiliates and perform services for us and our affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the notes in respect of which this prospectus supplement is being delivered will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters relating to the notes will be passed upon for the agents by Mayer Brown LLP, Chicago, Illinois. Mayer Brown LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

PROSPECTUS

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Common Stock

Warrants

Purchase Contracts

Units

Hybrid Securities Combining Elements of the Foregoing

Whirlpool Corporation may offer from time to time, in one or more offerings, any combination of its senior debt securities, subordinated debt securities, preferred stock, common stock, warrants, purchase contracts, units and hybrid securities combining elements of the foregoing.

We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the trading symbol “WHR”.

See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the securities described in this prospectus.

Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of the securities described in this prospectus, you should carefully read the applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room as described under “Where You Can Find More Information.”

The terms “Whirlpool Corporation,” “we,” “us,” and “our” as used in this prospectus refer to Whirlpool Corporation and its subsidiaries unless the context otherwise requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

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OUR COMPANY

We are the world’s leading manufacturer and marketer of major home appliances. We were incorporated in Delaware in 1955. Our principal executive office is located at 2000 North M-63, Benton Harbor, Michigan 49022-2692, telephone number (269) 923-5000. We maintain an Internet website at http://www.whirlpoolcorp.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. From time to time, we may also provide oral or written forward-looking statements in other materials we release to the public. Forward-looking statements set forth our current expectations or forecasts of future events. You can identify these statements by forward-looking words such as “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “outlook,” “trends,” “future benefits,” “strategies,” “goals” and similar words. In addition, statements that we make in this prospectus and the documents we incorporate by reference that are not statements of historical fact may also be forward-looking statements.

Forward-looking statements are not guarantees of our future performance and involve risks, uncertainties and assumptions that may cause our actual results, performance or achievement to differ materially from the expectations we describe in our forward-looking statements. You should not place undue reliance on forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise. You should be aware that the factors we discuss in “Risk Factors,” and elsewhere in this prospectus, could cause our actual results to differ from future results expressed or implied by any forward-looking statements. In addition to causing our actual results to differ, these factors may cause our intentions to change from those that have been stated. Such changes in our intentions may also cause our actual results to differ. We may change our intentions at any time and without notice.

Forward-looking statements included or incorporated by reference in this prospectus are made as of the date of this prospectus or the date of such documents incorporated by reference herein, as applicable, and we undertake no obligation to update them.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

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EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. Whirlpool’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

This prospectus is part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Incorporation of Certain Information by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-3932) (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008; and

•	the description of our common stock contained in our Current Report on Form 8-K filed on April 23, 1996.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

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Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to you, upon oral or written request, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein), by request directed to Whirlpool’s Investor Relations Department, 2000 North M-63, Benton Harbor, Michigan 49022-2692, telephone number (269) 923-2641.

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